                                                 SCHEDULE 14A
                                               (Rule 14a-101)
                                      INFORMATION REQUIRED IN PROXY STATEMENT

                                             SCHEDULE 14A INFORMATION
                            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                                               EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement                          [   ]    Confidential,  for  Use  of  the  Commission
                                                                       Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
                                  (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3)      Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[   ]    Fee paid previously with preliminary materials:

[   ]    Check box if any part of the fee is offset as provided by Exchange  Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid  previously.  Identify the previous  filing by  registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

         44 Church StreetHamilton
HM HX, Bermuda

_________________

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

         To Be Held June 23, 2005

_________________

The Annual General Meeting of Shareholders of American Safety Insurance Holdings, Ltd. will be held at the Southampton Princess Hotel, Southampton, Bermuda on Thursday, June 23, 2005, at 9:00 a.m. local time, for the following purposes:

1.     To elect three members to the Company’s Board of Directors to serve three year terms expiring at the 2008 Annual General Meeting of Shareholders (Proposal 1).

2.     To approve an amendment to the 1998 Director Stock Award Plan to increase the annual retainer award of common shares of the Company issued to Board members (who are not full-time employees) from $15,000 to $30,000 in market value (Proposal 2).

3.     To ratify the Audit Committee’s appointment of BDO Seidman LLP as independent registered public accountants for the fiscal year ending December 31, 2005 (Proposal 3).

The Board of Directors has set April 18, 2005 as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual General Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS LISTED ABOVE AND MORE PARTICULARLY DESCRIBED IN THE ATTACHED PROXY STATEMENT.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE VOTE BY MARKING EACH PROPOSAL, THEN SIGNING AND MAILING THE PROXY TO THE COMPANY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED, IF YOU CHOOSE, AT ANY TIME PRIOR TO THE VOTE BEING TAKEN AT THE ANNUAL GENERAL MEETING.

                                                    By Order of the Board of Directors
                                                    /S/ Dorothy J. Giglio
                                                    Dorothy J. Giglio, Secretary

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

PROXY STATEMENT

Annual General Meeting of Shareholders

To Be Held June 23, 2005

PROXY SOLICITATION AND VOTING

General

        This Proxy Statement is being furnished in connection with the Board of Director’s solicitation of proxies from the shareholders of American Safety Insurance Holdings, Ltd. for use at the Annual General Meeting of Shareholders.

        The Company is a specialty insurance holding company organized under the laws of Bermuda which, through its subsidiaries, develops, underwrites, manages and markets primary casualty insurance and reinsurance programs in the alternative insurance market in all 50 states for environmental remediation, contracting and other specialty risks. Unless otherwise indicated by the context, the term “Company” or “American Safety” shall refer to American Safety Insurance Holdings, Ltd. and its subsidiaries.

        The enclosed proxy is for use at the Annual General Meeting if a shareholder is unable to attend the Annual General Meeting in person or wishes to have his shares voted by proxy, even if he attends the Annual General Meeting. The person giving a proxy may revoke it at any time before its exercise, by notice to the Secretary of the Company, by submitting a proxy having a later date, or by appearing at the Annual General Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before their exercise, will be voted in the manner specified therein. If a proxy is signed and no specification is made, the shares represented by the proxy will be voted FOR each of the Proposals described in this Proxy Statement and in accordance with the best judgment of the persons exercising the proxy with respect to any other matters presented for action at the Annual General Meeting.

        This Proxy Statement and the enclosed proxy are being mailed to the Company’s shareholders on or about April 29, 2005.

Record Date and Outstanding Shares

        The Board of Directors set April 18, 2005 as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual General Meeting. As of the record date, there were 6,798,255 common shares of the Company issued and outstanding.

Quorum and Voting Rights

        A quorum for the transaction of business at the Annual General Meeting consists of the holders of at least one-third of the outstanding common shares of the Company entitled to vote at the Annual General Meeting present in person or represented by proxy.

        Each holder of common shares of the Company is entitled to one vote per share on each matter to come before the Annual General Meeting, other than a holder subject to the 9.5% voting limitation as set forth in the Company’s Bye-Laws. Each of the Proposals requires the affirmative vote of a majority of the common shares of the Company present in person or represented by proxy at the Annual General Meeting. The Company does not have cumulative voting.

        Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with the matters presented for action at the Annual General Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

        Under New York Stock Exchange rules, brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power for the election of directors (Proposal 1) and the ratification of the independent accountants (Proposal 3). Accordingly, abstentions and broker non-votes (if any) with respect to Proposals 1 and 3 will not be counted as votes cast and will have no affect on the result of the vote, although they will count toward the presence of a quorum.

        With respect to the proposal to approve the amendment to the 1998 Director Stock Award Plan (Proposal 2), brokers or other nominees who are New York Stock Exchange members will not have discretionary voting authority. As a result, if your shares are being voted by a broker or other nominee who is a New York Stock Exchange member, such shares will be voted in favor of (or against) these proposals only if you have provided specific voting instructions to your broker or other nominee. Failure to provide such instructions will result in a broker non-vote.

Solicitation of Proxies

        In addition to this solicitation by mail, the officers and employees of the Company, without additional compensation, may solicit proxies in favor of the Proposals, if deemed appropriate, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the common shares of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual General Meeting will be borne by the Company.

ELECTION OF DIRECTORS

(Proposal 1)

General

        The members of the Board of Directors of the Company are elected by the shareholders. The directorships of the Company are divided into three classes, with the members of each class serving three year terms, and the shareholders of the Company electing one class annually. The Board of Directors presently consists of nine members.

        The Board of Directors has nominated three persons for election at the Annual General Meeting as directors of the Company to serve three year terms which will expire in 2008 (Proposal 1). All of the nominees are presently directors of the Company. The terms of the other directors of the Company who are not up for election will continue as set forth below. Each nominee has agreed to his nomination and to serve as a director, if elected. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the proxies will vote for the election of another nominee designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

        Set forth below is information about each nominee for election as a director, and each incumbent director whose term of office expires in 2006 or 2007. The ages indicated below are current as of the date hereof.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO ELECT AS DIRECTORS THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2008.

        Stephen R. Crim, age 41, became President and Chief Executive Officer of the Company on January 1, 2003 and was President of the Company’s insurance and reinsurance operations since January 1, 2002. Prior to becoming President and Chief Executive Officer, Mr. Crim was responsible for all of the Company’s underwriting functions since joining the Company in 1990. Previously, Mr. Crim was employed in the underwriting departments of Aetna Casualty and Surety Co. and The Hartford Insurance Co. between 1986 and 1990. Mr. Crim has 19 years experience in the insurance industry.

        David V. Brueggen, age 58, has served as a director of the Company since 1986. Mr. Brueggen is senior vice president of finance of Anson Industries, Inc. in Melrose Park, Illinois, which is engaged in drywall, acoustical and foam insulation contracting. Mr. Brueggen has been employed by Anson Industries, Inc. since 1982. Previously, he was an audit manager with an international public accounting firm for 10 years. Mr. Brueggen is a certified public accountant.

        Lawrence I. Geneen, age 61, has served as a director of the Company since 2003. He is president and owner of an insurance risk management and strategic consulting firm in Scarsdale, New York. From 1999 to 2001, he was executive vice president and chief operating officer of American Management Association in New York, New York, which is engaged in management training and publishing. From 1997 to 1999, Mr. Geneen was a managing director of Marsh & McLennan, Inc. in New York, where he was responsible for global sales and client management leadership in its insurance brokerage business. From 1992 to 1997 he was a managing principal and owner of Johnson and Higgins, and from 1974 to 1992 he was employed in a number of executive sales positions and management positions in its insurance brokerage business. Mr. Geneen has 39 years experience in the insurance business.

MEMBERS OF THE BOARD OF DIRECTORS WHOSE TERMS EXPIRE IN 2007.

        William O. Mauldin, Jr., age 64, has served as a director of the Company since 1986. Mr. Mauldin has been president of Midwest Materials Co. in Springfield, Missouri since 1975, which is engaged in insulation and cold storage contracting. Mr. Mauldin has 37 years experience in the construction business.

        William A. Robbie, age 53, began serving as a director of the Company in 2005. Mr. Robbie provides financial advisory services to the insurance industry through his own firm since December 2004. From November 2002 to November 2004, Mr. Robbie was the Executive Vice President and Chief Financial Officer of Platinum Underwriters Holdings Ltd., a property and casualty reinsurance company in Bermuda. From August 2002 to November 2002, Mr. Robbie held the same position for St. Paul Re. From 1997 to 2002, Mr. Robbie held various positions with XL Capital Ltd. and its subsidiaries including Executive Vice President-Global Financial Services, Senior Vice President –Treasurer, and Executive Vice President, Chief Financial & Administrative Officer of XL Re, Ltd. From 1977 to 1997 Mr. Robbie held executive financial positions with Prudential AARP Operations, Continental Insurance Companies, Monarch Life Insurance and Aetna Life and Casualty. Previously, Mr. Robbie was an auditor with an international public accounting firm for three years. He is a certified public accountant. Mr. Robbie has over 27 years experience in the insurance and reinsurance industry.

        Jerome D. Weaver, age 50, has served as a director of the Company since 2001. Mr. Weaver has been chief executive officer of Specialty Systems, Inc. in Indianapolis, Indiana since 1996, which is engaged in general construction and asbestos abatement. He has been employed by Specialty Systems, Inc. since 1989 and has 15 years experience in the construction business.

MEMBERS OF THE BOARD OF DIRECTORS WHOSE TERMS EXPIRE IN 2006.

        Cody W. Birdwell, age 52, has served as a director of the Company since 1986. Mr. Birdwell has been president of Houston Sunbelt Communities, L.C. in Houston, Texas, since 1993, which is engaged in subdivision and mobile home community development and sales. Mr. Birdwell has 20 years experience in general and environmental contracting.

        Frank D. Lackner, age 36, has been a director of the Company since 2004. Since 2001, Mr. Lackner has been a managing director with Torsiello Capital Partners LLC in New York, New York, engaged in providing investment banking and financial advisory services to the global insurance and financial services industry, since 2001. From 1998 to 2001, Mr. Lackner was co-founder and president of RiskContinuum, Inc., an online reinsurance exchange start-up venture established to facilitate reinsurance opportunities for insurance brokers, corporate risk managers, insurance and reinsurance companies, which has ceased operations. From 1993 to 1997, he was a vice president with Insurance Partners L.P., a private equity investment partnership specializing in financial services. From 1992 to 1993, Mr. Lackner was an assistant underwriter with Centre Reinsurance Companies, a subsidiary of Zurich Financial Services, engaged in finite risk reinsurance and insurance transactions. Prior to joining Centre Re, Mr. Lackner was an investment banking analyst in the insurance group at Donaldson, Lufkin & Jenrette Securities Corp. from 1990 to 1992. Mr. Lackner has 15 years experience in the insurance and reinsurance industry.

        Thomas W. Mueller, age 51, has served as a director of the Company since 1986. Mr. Mueller has been vice president of Cardinal Industrial Insulation Co., Inc. in Louisville, Kentucky, since 1975, which is engaged in industrial insulation and asbestos and sound abatement. Mr. Mueller has 29 years experience in construction business.

AMENDMENT TO

1998 DIRECTOR STOCK AWARD PLAN

(Proposal 2)

        The Board of Directors requests that the shareholders of the Company approve an amendment to increase the annual retainer award of common shares of the Company issued to Board members (who are not full-time employees) under the 1998 Director Stock Award Plan (the “Director Plan”) from $15,000 to $30,000 in market value.

        The Board of Directors believes the amendment is appropriate in order to continue to attract and retain qualified individuals to serve as non-employee directors of the Company. The annual retainer award was set at $15,000 in 2003. Since that time, the Company has grown considerably. In addition, with the implementation of the Sarbanes-Oxley Act of 2002, increased demands are being placed on directors, including increased responsibilities and additional time commitments. Such increased demands are changing the way non-management directors are compensated throughout the marketplace, and the Board of Directors believes this increase is in line with such changes. The Board of Directors approved the increase on January 21, 2005, subject to shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2 TO AMEND THE 1998 DIRECTOR STOCK AWARD PLAN.

RATIFICATION OF AUDITORS

(Proposal 3)

        The Board of Directors requests that the shareholders of the Company ratify the Audit Committee’s reappointment of BDO Seidman LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2005.

        BDO Seidman LLP has served as the Company’s independent auditors since July 26, 2004. No representative of BDO Seidman LLP is expected to attend the Annual General Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3 TO RATIFY THE REAPPOINTMENT OF BDO SEIDMAN LLP.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

        The Board of Directors of the Company had two meetings and acted by unanimous consent one time during 2004. All directors attended at least 75% all of the meetings of the Board of Directors and the committees thereof on which they served during 2004.

Independence

        The New York Stock Exchange listing standards require listed companies to have a board of directors with at least a majority of independent directors. The Board has determined that each current director and each nominee for election, with the exception of Mr. Crim (who is currently employed by the Company), qualifies as an independent director. In determining each director’s independence, the Board did consider that Messrs. Brueggen, Mueller and Birdwell are officers of American Safety Risk Retention Group, Inc. This entity is consolidated with the Company for accounting purposes and, for purposes of independence analysis, is considered an affiliate of the Company, and thus does not prevent these directors from being considered independent.

Committees of the Board

        The Board of Directors has established five standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, the executive committee and the finance committee.

        The audit committee is composed of independent directors and reviews the scope of the Company’s audit, recommends to the Board of Directors the engagement of independent accountants, and reviews such accountants’ reports. The audit committee operates pursuant to a written charter, a copy of which is available on our website, www.americansafetyinsurance.com. The current members of the audit committee are Messrs. Birdwell, Brueggen and Weaver. The Board has determined that each member of the audit committee is financially literate. The Board has determined that Mr. Brueggen is qualified as an “audit committee financial expert” within the meaning of the Securities and Exchange Commission regulations, and that he, therefore, meets the requirement under the New York Stock Exchange listing standards that at least one member of the audit committee have accounting or related financial management expertise. The audit committee held six meetings during 2004.

        The compensation committee recommends to the Board of Directors matters regarding executive compensation and stock options. The current members of the compensation committee are Messrs. Brueggen, Geneen and Mauldin. The compensation committee held three meetings during 2004.

        The nominating and corporate governance committee is composed entirely of independent directors. The committee operates pursuant to a written charter, which is available on our website, www.americansafetyinsurance.com. The committee has as its purposes identifying individuals qualified to become members of the Board and recommending to the Board candidates for election or reelection as directors; monitoring and recommending corporate governance and other Board practices; and overseeing performance reviews of the Board, its committees and the individual members of the Board. The current members of the nominating and corporate governance committee are Messrs. Birdwell, Brueggen, Geneen and Mueller. The nominating and corporate governance committee held two meetings in 2004.

        The executive committee exercises the general power and authority of the Board of Directors between meetings of the Board of Directors. The current members of the executive committee are Messrs. Birdwell, Brueggen, Crim and Mueller. The executive committee acted by unanimous written consent two times during 2004.

        The finance committee is responsible for recommending portfolio allocations to the Board of Directors, approving the Company’s guidelines which provide standards to ensure portfolio liquidity and safety, approving investment managers and custodians for portfolio assets, and considering other matters regarding the financial affairs of the Company. The current members of the finance committee are Messrs. Birdwell, Brueggen and Lackner. The finance committee held two meetings during 2004.

Executive Sessions

        The independent directors meet in executive sessions, at which only independent directors are present, on a regularly scheduled basis after each meeting of the Board of Directors and as needed.

Board Attendance at Annual General Meeting

        It is the policy of the Company and the Board of Directors that all directors attend the Annual General Meeting and be available for questions from shareholders, except in the case of unavoidable conflicts. All of the Company’s directors attended the 2004 Annual General Meeting of Shareholders.

Shareholder Communications to the Board

        Shareholders and other parties interested in communicating directly with the Company’s Board of Directors or any individual may contact them by writing c/o the Secretary of the Company, 44 Church Street, Hamilton HM HX, Bermuda. The Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed or the chairman of the nominating and corporate governance committee. The Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business or similarly inappropriate correspondence.

Consideration of Director Nominees

        The nominating and corporate governance committee has been delegated the task of seeking qualified candidates for directors and evaluating and recommending for subsequent ratification by the Board for nomination candidates for election or reelection as directors.

        With respect to the committee’s evaluation of director nominee candidates, the committee has no formal requirements or minimum standards for the individuals that it nominates. The committee evaluates each candidate for nomination to election to the Board based on certain minimum requisite qualifications set forth by the Board. Some factors that the committee generally views as relevant and is likely to consider in its evaluation of candidates include, but are not limited to:

Career experience, particularly experience germane to the Company's business;

Personal and professional ethics;Expertise that may serve the Company and complement the other Board members;

Ability to devote significant time and effort to Board and Board committee responsibilities;

Whether or not a candidate is independent; and

Whether a candidate is an“audit committee financial expert” (as defined by the SEC).

        The committee does not assign a particular weight to these individual factors. Rather, the committee looks for a mix of factors, when considered in combination with the expertise and credentials of the other candidates and the existing Board, that will provide shareholders with an experienced and diverse Board of Directors.

        With respect to the identification of nominee candidates, the committee does not have a formalized process. Instead, its members and the senior management of the Company generally recommend candidates of whom they are aware personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process, but may do so in the future.

        The nominating and corporate governance committee welcomes recommendations from shareholders. The nominating and corporate governance committee evaluates a candidate for director recommended by a shareholder in the same manner that the committee evaluates a candidate recommended by other means. In order to make a recommendation, the nominating and corporate governance committee asks that a shareholder send the nominating and corporate governance committee:

A resume for the candidate, detailing the candidate’s work experience and credentials;

A written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) is, or is not, “independent” as that term is defined in the charter of the nominating and corporate governance committee, and (4) has no plans to change or influence the control of the Company.

The name of the recommending shareholder as it appears in the Company’s books, the number of shares that owned by that shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

Personal and professional references, including contact information; and Any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

        This information should be sent to the nominating and corporate governance committee, c/o Secretary, American Safety Insurance Holdings, Ltd., 1845 The Exchange, Atlanta, Georgia 30339, who will forward the information along to the chairman of the committee. In order to be considered at the 2006 Annual General Meeting of Shareholders, the Secretary must receive this information by December 30, 2005.

        In addition to the procedures described above for recommending prospective nominees, shareholders may directly nominate directors for consideration at the Annual General Meeting of Shareholders.

        Each of the nominees for election as a director was nominated by the Board. Each of the nominees is currently a director.

Director Compensation

        Pursuant to the Company’s 1998 Directors Stock Award Plan, as amended, all directors (who are not full-time employees) were awarded an annual “retainer award” in the form of common shares of the Company having a fair market value of $15,000. The Board has approved the immediate increase in the annual retainer award of common shares to $30,000 in market value for Board service, subject to shareholder approval. Such increase will be effective immediately, if approved. The retainer award shares are granted to the directors who are serving as directors immediately after each Annual General Meeting, and the fair market value of the common shares is determined as of that date. The retainer award shares vest as of the day immediately preceding the next Annual General Meeting following the date of grant.

        During 2004, directors were also paid $500 per day for attendance at each meeting of the Board of Directors or each meeting of a committee of the Board of Directors on which they serve. Directors also are reimbursed for their reasonable travel expenses in connection with their Board service.

Code of Business Conduct and Ethics

        The Board of Directors has approved a Code of Business Conduct and Ethics in accordance with rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards applicable to all directors, officers and employees, including the principal executive officers, principal financial officers, principal and senior accounting officers or controller, or person performing similar functions. The Code of Business Conduct and Ethics is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. The Company’s Code of Business Conduct and Ethics is available on our website, www.americansafetyinsurance.com.

Executive Officers

        The following summarizes the business experience over the last five years of the Company’s executive officers, other than Mr. Crim, whose business experience is described above in the section entitled “Nominees for Election to the Board of Directors.”

        Joseph D. Scollo, Jr., age 41, serves as Executive Vice President of the Company. Mr. Scollo is responsible for the insurance operations of the Specialty Insurance Division. Prior to joining the Company in 1998, Mr. Scollo served for nine years as Senior Vice President of Operations of United Coastal Insurance Company. Mr. Scollo has over 16 years experience in the insurance industry.

        Steven B. Mathis, age 37, serves as Chief Financial Officer and Treasurer of the Company and has served in such capacities since 1998. He first joined the Company in 1992 as Controller and is currently responsible for all Company accounting and treasury functions. Mr. Mathis has 16 years accounting experience in the insurance industry, having held accounting positions with American Insurance Managers, Inc. and American Security Group.

Executive Compensation

        The following table sets forth information regarding the annual compensation paid to the Chief Executive Officer and the two other executive officers of the Company who received a combined salary and bonus in excess of $100,000 (the “Named Executive Officers”) for services rendered in all capacities to the Company during the years indicated:

                                            Summary Compensation Table

  Name and Principal                             Annual                           Long Term              All Other
       Position           Year                Compensation                   Compensation Awards       Compensation*

                                                                                        Securities
                                                                          Restricted   Underlying
                                    Base                    Other           Stock        Options
                                   Salary      Bonus     Compensation      Awards        Granted

    Stephen R. Crim       2004    $325,000      ---         $12,000          ---         $18,000           $6,500
    Chief Executive       2003    $290,000   $195,000       $12,000          ---         $107,000          $6,000
 Officer and President    2002    $275,000    $90,000       $12,000          ---         $20,000           $5,500

 Joseph D. Scollo, Jr.    2004    $250,000      ---         $6,000           ---         $12,000           $6,500
    Executive Vice        2003    $239,583   $105,000       $6,000           ---         $61,000           $6,000
President - Operations    2002    $225,000    $60,000       $6,000           ---         $12,000           $5,500

   Steven B. Mathis       2004    $166,750      ---         $6,000           ---          $9,000           $6,500
Chief Financial Officer   2003    $150,000    $60,000       $6,000           ---         $23,000           $6,000
                          2002    $143,750    $31,000       $6,000           ---          $7,000           $5,500

*Represents amounts accrued for contributions by the Company with respect to its 401(k) plan.

Stock Option Plan

        The Company maintains the 1998 Incentive Stock Option Plan, as amended (the “Incentive Plan”), which is intended to further the interests of the Company and its shareholders by attracting, retaining and motivating officers, employees, consultants and advisors to participate in the long-term development of the Company through ownership of common shares. The Incentive Plan provides for the grant of stock options, which may be either non-qualified stock options or incentive stock options for tax purposes.

        The Incentive Plan is administered by the compensation committee of the Company’s Board of Directors. The compensation committee is authorized to determine the terms and conditions of all option grants, subject to the limitations set forth in the Incentive Plan. In accordance with the terms of the Incentive Plan, the option price per share shall not be less than the fair market value of the common shares on the date of grant, the term of any options granted may be no longer than ten years and there may or may not be a vesting period before any recipient may exercise any such options. The rights of recipients receiving these stock options generally vest equally over three years, beginning with the first anniversary date of grant, and expire ten years from the date of grant.

Stock Option Grants, Exercises and Year-End Values

        The following table sets forth information regarding stock option grants, exercises and year-end values as of December 31, 2004 by the Named Executive Officers identified in the Summary Compensation Table above. For more information, see the “Compensation Committee Report” found below.

                                                Option Grants in 2004

                                           Percent of                                      Potential Realizable Value
                             Number of        Total                                        at Assumed Annual Rates of
                            Securities       Options                                      Stock Price Appreciation for
                            Underlying     Granted to      Exercise                               Option Term (1)
                              Options     Employees in     Price Per     Expiration            5%                   10%
          Name                Granted         2004           Share          Date

Stephen R. Crim               18,000           13            13.67         1/21/14        154,746                392,156

Joseph D. Scollo, Jr.         12,000            9            13.67         1/21/14        103,164                261,438

Steven B. Mathis               9,000            7            13.67         1/21/14         77,373                196,078
(1)	The dollar amounts calculated represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the option. These calculations are based on rules promulgated by the Securities and Exchange Commission.

        The following table sets forth information regarding options exercised in 2004 and the number and value of exercised and unexercised stock options held as of December 31, 2004 by the Named Executive Officers identified in the Summary Compensation Table above.

                           Aggregated Option Exercises in 2004 and Year-End Option Values

                        Number of
                         Shares                           Number of Securities            Value of Unexercised
                       Acquired on       Value           Underlying Unexercised               In-the-Money
      Name              Exercise      Realized (1)        Options at Year-End            Options at Year-End (2)

                                                     Exercisable    Unexercisable    Exercisable     Unexercisable
Stephen R. Crim             0              0            100,333         127,667         748,947          912,863

Joseph D.Scollo,Jr.         0              0            38,667          73,333          289,263          520,827

Steven B. Mathis            0              0            29,333          31,667          224,257          209,203
(1)	The dollar value was calculated determining the difference between the fair market value of the underlying securities on the date of exercise and the exercise price of the options.

(2)	The dollar value was calculated determining the difference between the fair market value of the underlying securities at December 31, 2004 ($16.34 per share) and the exercise price of the options.

Equity Compensation Plan Information

        The following table sets forth the information regarding securities to be issued upon the exercise of outstanding options and share awards, the weighted average price of such options and share awards and securities remaining available for the issuance, as of December 31, 2004.

                                       Equity Compensation Plan Information

                                                                                          Number of securities
                                                                                        remaining available for
                            Number of securities to         Weight-average                future issuance under equity
                             be issued upon exercise         exercise price of       compensation plans (excluding
                            of outstanding options,        outstanding options,                securities
Plan Category                warrants and rights (a)      warrants and rights (b)     reflected in column (a)) (c)

Equity compensation plans
approved by security                 984,114                       8.33                        428,112
         holders(1)

Equity compensation plans
approved by security                  12,250                        N/A                         63,172
holders(2)

Equity compensation plans
not approved by security              64,667                       7.08                              0
holders(3)

               Total                1,061,031                                                  491,284
(1)      Includes securities available for future issuance under the 1998 Incentive Stock Option Plan.
(2)      Includes securities available for future issuance under the 1998 Directors Stock Award Plan.
(3)      Includes securities available for future issuance prior to the adoption of the 1998 Incentive Stock Option Plan.           The Company issued an option to purchase 65,500 shares to an officer at an exercise price of $7.08, which represented the fair market value of the common shares on the date of grant.

Compensation Committee Interlocks and Insider Participation

The compensation committee, consisting of Mr.Geneen, Mr. Brueggen and Mr. Mauldin, is made up of non-employee directors who have never served as executive officers of the Company. During 2004, none of the Company's executive officers served on the board of directors of any entities whose directors or officers serve on the Company's compensation committee.

COMPENSATION COMMITTEE REPORT

           The compensation committee of the Company's Board of Directors is composed of three directors and recommends to the Board of Directors matters regarding executive compensation.      The Committee meets semi-annually, and on an as needed basis and provides regular reports to the Board of Directors.       The compensation for each of the Company's executive officers consists of a base salary, an annual discretionary bonus, stock options, health insurance and other benefits. The compensation committee generally reviews salary recommendations with the Company's Chief Executive Officer with regard to Company executive officers and employees other than the Chief Executive Officer. The compensation committee reviews salary recommendations based upon an evaluation of the individual's performance of the position held, the Company's operating results, and the individual's contribution to the Company's operating results.       The base salary is intended to be competitive with base salaries paid by other insurance companies to executives with similar qualifications, experience and responsibilities.       In addition to the base salary, each executive is eligible for an annual discretionary bonus based on the Company's performance and an award of stock options. The intended purpose of granting stock options to the Company's executives is to align the interests of each executive with the interests of the Company's shareholders. Stock options are granted under the Company's Incentive Plan at the prevailing market price on the date of grant and would only have value if the Company's stock price increases. Grants of stock options generally are based on the position held by the executive and the evaluation of the executive's past and expected future contributions to the Company's operating results.

Chief Executive Officer Compensation

      The compensation of Mr. Stephen R. Crim, President and Chief Executive Officer of the Company, is determined pursuant to the principles noted above and specific consideration is given to Mr. Crim's responsibilities and his contribution to the Company's operating results. In 2004, Mr. Crim's annual base salary was $325,000, in accordance with an employment agreement entered into with the Company in 2002. This contract also provides for an annual discretionary bonus, and other customary executive benefits including stock options and health insurance. Pursuant to the contract, such annual discretionary bonus is such amount as may be determined by the Board of Directors, in its discretion. No specific performance criteria or objectives are utilized in making this determination. No bonuses were awarded in 2004.

      Mr. Crim entered into a three year employment agreement with the Company in March 2005, which provided for an annual base salary of $360,000 in 2005, $380,000 in 2006 and $400,000 in 2007, an annual discretionary bonus, and other customary executive benefits including stock options and health insurance.

Other Executive Compensation Arrangements

      Joseph D. Scollo, Jr., Executive Vice President of the Company, entered into a three year employment agreement with the Company in March 2005, which provided for an annual base salary of $270,000 in 2005, $285,000 in 2006 and $300,000 in 2007, an annual discretionary bonus, and other customary executive benefits including stock options and health insurance.

David V. Brueggen, Chairman Lawrence I. Geneen William O. Mauldin

        The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

AUDIT COMMITTEE REPORT

        The audit committee of the Company’s Board of Directors is composed of independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed, as needed, by the audit committee. Each member of the audit committee is independent as defined by the listing standards of the New York Stock Exchange, and the committee complies with other New York Stock Exchange requirements.

        Management of the Company is responsible for the Company’s internal controls and financial reporting process. The primary function of the audit committee is to assist the Board of Directors in fulfilling these responsibilities by reviewing management’s supervision of: (i) the financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and (iii) the Company’s auditing, accounting and financial reporting processes generally.

        The audit committee also recommends to the Board of Directors the appointment of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee is responsible for monitoring and overseeing these processes.

        In the performance of its functions, the audit committee has performed the duties required by its charter, including meetings and discussions with management and the independent registered public accounting firm, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The audit committee has also received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm such firm’s independence with respect to the Company.

        Based on the reports by, and discussions with, management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for year ended December 31, 2004.

                                                                    David V. Brueggen, Chairman
                                                                     Cody W. Birdwell
                                                                     Jerome D. Weaver

        The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Independent Registered Principal Public Accounting Firm Fees

        The following represents the fees billed to the Company for the two most recent fiscal years by BDO Seidman LLP, the Company’s independent registered principal public accountant for 2004, and KPMG LLP (“KPMG”), the Company’s independent registered principal public accountant for 2003, respectively:

                                                                  2004                      2003
                                                             (in thousands)            (in thousands)
             Audit Fees (1)                                     $300                        $537
             Audit-Related Fees                                   --                          --
             Tax Fees                                             --                          84
             All Other Fees (2)                                   55                          --
             Total                                           $   355                      $  621
(1)	Includes services performed in connection with financing transactions. (2) Includes services performed in connection with Sarbanes Oxley.

        The audit committee of the Company’s Board of Directors considered the provision of non-audit services by BDO Seidman LLP and determined that the provision of such services was consistent with maintaining the independence of such accountants. The chairman of the audit committee pre-approves audit and non-audit services provided by BDO Seidman LLP pursuant to delegated authority.

Change in Independent Registered Principal Public Accounting Firm

        Effective July 26, 2004 the Company dismissed KPMG as the principal accountant to audit the Company’s financial statements and engaged BDO Seidman LLP to serve as the Company’s independent registered principal public accountant.

        KPMG’s reports on the Company’s financial statements for the fiscal year ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the audit committee of the Board of Directors of the Company. During the Company’s fiscal years ended December 31, 2003 and 2002 and the subsequent interim period, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report. During the fiscal years ended December 31, 2003 and 2002 and the subsequent interim period up to the date of KPMG’s dismissal, the Company has had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of such letter is incorporated herein by reference from Exhibit 16.1 of the Form 8-K filed by the Company on August 2, 2004.

        Prior to the engagement of BDO Seidman LLP, the Company (or someone on behalf of the Company) had not consulted with BDO Seidman LLP during its two most recent fiscal years and through the date of this report in any matter regarding: (A) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report provided to the Company nor was oral advice provided that BDO Seidman LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (B) the subject of either disagreement or a reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

PERFORMANCE GRAPH

        The following performance graph compares the total shareholder return on the Company’s common shares with (i) the Standard & Poor’s 500 Index, (ii) a peer group index used through 2000 for less than $250 million asset-size insurance companies, and (iii) a peer group index (as a result of the growth in the Company’s asset-size during 2001) for $250 to $500 million asset-size insurance companies, assuming an investment of $100 on December 31, 1999. The comparison in the performance graph is based on historical data and is not intended to forecast future performance of the Company’s common shares. The source of the performance graph is SNL Securities, Charlottesville, Virginia.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the common shares of the Company owned as of April 18, 2005 (i) by each person who beneficially owns more than 5% of the common shares, (ii) by each of the Company’s directors, (iii) by each of the Company’s Named Executive Officers identified in the Summary Compensation Table above, and (iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such common shares.

        Shares beneficially owned include shares that may be acquired pursuant to the exercise of outstanding stock options that are exercisable within 60 days of the record date, April 18, 2005.

                                                                       Number of Shares        Percentage
         Name of Beneficial Owner                                                              Ownership
         Frederick C. Treadway(1)..............................             1,133,716               16.03%
         Thomas W. Mueller(2)..................................               430,317               6.33
         David V. Brueggen(3)..................................               293,179               4.31
         William O. Mauldin, Jr.(4)............................               234,733               3.45
         Cody W. Birdwell(5)...................................               202,559               2.98
         Stephen R. Crim(6)....................................               201,914               2.92
         Jerome D. Weaver(7)..................................                  3,827                  *
         Larry I. Geneen (8)..................................                  1,750                  *
         William A. Robbie (9)................................                  3,000                  *
         Joseph D. Scollo, Jr.(10)............................                 52,338                  *
         Steven B. Mathis(11).................................                 38,583                  *
         Walsh R.E., Ltd.(12) ................................                535,889               7.88
         Royce and Associates (13)............................                404,200               5.95
         All directors and executive officers as a
         group (11 persons)....................................             1,462,200             20.88%

      *Less than 1%

(1)	Includes 669,027 shares held of record by Treadway Associates, L.P. and 274,000 shares subject to immediately exercisable stock options. His address is 4623 Oak Hammock Court, Ponce Inlet, Florida 32127.

(2)	Includes shares held of record by The Mark C. Mueller Trust for which Mr. Thomas W. Mueller is the sole trustee. Mark C. Mueller is a brother of Thomas W. Mueller. Includes 162,745 shares held of record by The Thomas W. Mueller Trust for which Mark C. Mueller is the sole trustee and 101,960 shares held of record by Market Street Realty Trust, for which Thomas W. Mueller is one of three trustees and as to which Thomas W. Mueller disclaims beneficial ownership. Thomas W. Mueller is a director of the Company and his address is 1300 West Main Street, Louisville, Kentucky 40203.

(3)	Includes 288,613 shares held of record by Vertecs Corporation, 2,003 shares owned by his spouse and children, as to which Mr. Brueggen disclaims beneficial ownership, and 1,000 shares owned jointly with his spouse. Mr. Brueggen is a director of the Company.

(4)	Includes 226,074 shares held of record by A.R.I. Incorporated. Mr. Mauldin is a director of the Company.

(5)	Includes 98,250 shares of record held by The Cody Birdwell Family Limited Partnership. Mr. Birdwell is Chairman of the Board of Directors of the Company.

(6)	Includes 83,340 shares owned by his spouse, 144 shares held of record as custodian for a child, and 117,000 shares subject to immediately exercisable stock options. Mr. Crim is a director, Chief Executive Officer and President of the Company.

(7)	Includes 3 shares held of record by his spouse as to which Mr. Weaver disclaims beneficial ownership. Mr. Weaver is a director of the Company.

(8)	Mr. Geneen is a director of the Company. (9) Mr. Robbie is a director of the Company.

(10)	Includes 50,333 shares subject to immediately exercisable stock options. Mr. Scollo is Executive Vice President of the Company.

(11)	Includes 37,333 shares subject to immediately exercisable stock options. Mr. Mathis is Chief Financial Officer of the Company.

(12)	Its address is 588 Washburn Road, Tallmadge, Ohio 44278 according to a Schedule 13(d) as filed with the Securities and Exchange Commission.

(13)	Its address is 1414 Avenue of the Americas, New York, New York 10019 according to a Schedule 13(d) as filed with the Securities and Exchange Commission.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of the registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Securities and Exchange Commission regulations require that such directors, officers and 10% or more shareholders furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company all directors, officers or 10% shareholders complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Messrs.        Brueggen, Crim, Mauldin and Mueller, members of the Company’s Board of Directors, are also directors of American Safety Risk Retention Group, Inc., a non-subsidiary affiliate, which managed by American Safety Insurance Services, Inc., the Company’s principal U.S. program development, underwriting and administrative services subsidiary, on a fee-for-service basis. This entity is consolidated with the Company for accounting purposes and, for purposes of independence analysis, is considered an affiliate of the Company. American Safety Risk Retention Group, Inc. is a stock captive insurance company licensed in Vermont and is authorized to write liability insurance in all 50 states as a result of the federal Risk Retention Act. The directors of American Safety Risk Retention Group, Inc. are elected annually by its shareholder/insureds.

        American Safety Insurance Services, Inc., the Company’s principal U.S. program development, underwriting and administrative services subsidiary, leases approximately 25,000 square feet of office space in Atlanta, Georgia from a company, that is owned by Messrs. Crim, Hood, Mathis, Mueller and Scollo, all of whom are officers or directors or former directors of the Company. The lease, which expires August 1, 2007, provides for a base annual rent and a five year option to extend (with a 4% annual increase during such extension). American Safety Insurance Services, Inc. paid rent to the landlord of $512,666 in 2004. The Company believes that the terms of this lease are at least as favorable as the terms that the subsidiary could obtain from an unrelated third party.

SHAREHOLDER PROPOSALS

        Any shareholder proposal intended for inclusion in the Company’s Proxy Statement for the 2006 Annual General Meeting of Shareholders must be received at the offices of the Company, 44 Church Street, P.O. Box HM 2064, Hamilton HM HX, Bermuda, not later than December 30, 2005. Any shareholder proposals received after this date will be considered untimely.

OTHER MATTERS

        At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual General Meeting other than the Proposals referred to herein. If other matters are properly presented for action at the Annual General Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

        The Company will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission. Such request should be addressed to the offices of the Company, 44 Church Street, P.O. Box HM 2064, Hamilton HM HX, Bermuda, Attention: Investor Relations.

HOUSEHOLDING

        As permitted under the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement.

        The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, 44 Church Street, P.O. Box HM 2065, Hamilton HM HX, Bermuda. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact the Company at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact the Company at the address above to request that only a single copy of the proxy statement by mailed in the future.

ANNUAL REPORT

        A copy of the Company’s 2004 Annual Report is being mailed to each shareholder together with this Proxy Statement.